Exhibit 10.1

SECURED PROMISSORY NOTE

Hydrocarb Energy Corporation
800 Gessner Suite 375
Houston, TX 77024

April 18.2014

FOR VALUE RECEIVED, Hydrocarb Energy Corporation, ("Maker") promises to pay to Kent P. Watts, an individual (the "Payee"), at such place as Payee may designate from time to time in writing, the principal sum of Six Hundred Thousand Dollars ($600,000.00) or so much of that sum as may be advanced under this Promissory Note.

$100,000 of this Note has already been advanced and is evidenced by an existing note payable to Payee by the Maker. The next installment of $200,000 shall occur immediately upon the signing of this Note and the remaining $300,000 shall occur on or before May 20, 2014.

Interest shall accrue on the unpaid principal balance at six and one quarter percent (6.25%) until the principal is paid in full.

Payments of principal and interest shall be made as provided below in the paragraph entitled "PAYMENT OF PRINCIPAL AND INTEREST."

PAYMENT OF PRINCIPAL AND INTEREST

Commencing from the funding of each amount of this note following the date of this promissory note, and continuing on the first day of each month thereafter Maker shall pay to Payee monthly payments of interest only for three (3) months following the date of this Promissory Note. Thereafter on the fourth month from closing of each funding, a thirty-six month amortization of principal shall begin and thereafter principal and interest shall be due payable on the first of every month thereafter until the principal balance is paid in full. In the event that payment of this note has not been received by Payee within (15) days following its due date then the loan will be considered in arrears and in default under the terms of this Note.

PROMISSORY NOTE

Advances under this Note may be requested orally by Maker. The Maker acknowledges that there is an existing note of $100,000 payable to Payee and that this debt has been rolled into this Note. The unpaid principal balance owing on this Note may be evidenced by endorsement or amendments to the Note or by Payee's internal records. Payee shall have no obligation to advance funds under this Note if Maker is in default under the terms of the Note or any agreement that Maker has with Payee, Maker ceases doing business or is insolvent.

PREPAYMENT PRIVILEGE

Principal and/or interest may be prepaid in whole or in part at any time without penalty.

ACCELERATION

In the event that Maker shall default in the payment of interest or principal when due, and if such default shall continue for thirty (30) days following written notice from Payee to Maker, the whole sum of the principal balance and all accrued interest thereon shall become immediately due and payable at the option of Payee upon notice to Maker.

MISCELLANEOUS

Principal and interest are payable in lawful money of the United States. If Payee institutes a judicial action to collect on this Promissory Note, Maker promises to pay reasonable attorney's fees awarded by the court.

The payee is not obligated to make any advances after June 30, 2014. This note is secured by the Maker's direct and indirect interests in assets owned by Galveston Bay Energy LLC (the "GBE Assets") subject to any other lienholder's superior rights if any. Payee has the right to file a first lien security interest on GBE Assets when other liens have been paid in full.

MAKER:

Hydrocarb Energy Corporation
800 Gessner Suite 375
Houston, TX 77024
By:	/s/ Charles Dommer
Charles Dommer, President

PAYEE:

By:	/s/ Kent P. Watts
Kent P. Watts